Exhibit 1.1

ERP OPERATING LIMITED PARTNERSHIP

(an Illinois limited partnership)

$600,000,000 4.75% Notes due July 15, 2020

TERMS AGREEMENT

Dated: July 12, 2010

To:	ERP Operating Limited Partnership

c/o Equity Residential

Two North Riverside Plaza

Chicago, Illinois 60606

Attention: Mark Parrell

Ladies and Gentlemen:

We (the “Representatives”) understand that ERP Operating Limited Partnership, an Illinois limited partnership (“ERP”), proposes to issue and sell $600,000,000 aggregate principal amount of 4.75% Notes due July 15, 2020 (the “Underwritten Securities”). Subject to the terms and conditions set forth or incorporated by reference herein, the Underwriters named below (the “Underwriters”) severally, and not jointly, agree to purchase the respective amounts of the Underwritten Securities set forth below opposite their respective names, at the purchase price set forth below.

Underwriter	Principal Amount of Underwritten Securities

Citigroup Global Markets Inc.	$150,000,000
Deutsche Bank Securities Inc.	$150,000,000
Morgan Stanley & Co. Incorporated	$150,000,000
BNY Mellon Capital Markets, LLC	$30,000,000
Mitsubishi UFJ Securities (USA), Inc.	$30,000,000
SunTrust Robinson Humphrey, Inc.	$30,000,000
U.S. Bancorp Investments, Inc.	$30,000,000
Morgan Keegan & Company, Inc.	$15,000,000
RBS Securities Inc.	$15,000,000
Total	$600,000,000

The Underwritten Securities shall have the following terms:

Title:	4.75% Notes due July 15, 2020

Principal Amount to be Issued:	$600,000,000

Currency:	U.S. Dollars

Expected Ratings:	Baa1 by Moody’s Investors Service, Inc. BBB+ by Standard & Poor’s Ratings Services A- by Fitch Ratings Services

Form:	Registered book-entry form

Price to Public:	99.237% of the principal amount

Purchase Price:	98.587% of the principal amount

Stated Maturity Date:	July 15, 2020

Interest Rate:	4.75% per annum

Interest Payment Date:	Interest on the Underwritten Securities will be payable semi-annually in arrears, on June 15 and December 15 of each year, beginning December 15, 2010.

Record Dates:	The close of business on the December 1 and June 1 preceding the applicable Interest Payment Date

Redemption:	Prior to April 15, 2020, ERP may redeem the Underwritten Securities, at any time, in whole or, from time to time, in part, at the election of ERP, at a redemption price equal to the sum of (i) the principal amount of the Underwritten Securities being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as defined in the Prospectus), if any, with respect to the Underwritten Securities. On or after April 15, 2020, ERP may redeem the Underwritten Securities, at any time, in whole, or, from time to time, in part, at the election of ERP at a redemption price equal to 100% of the principal amount of the Underwritten Securities being redeemed plus accrued interest thereon to the redemption date. Notice of any optional redemption of any Underwritten Securities will be given to holders at their addresses, as shown in the security register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the Underwritten Securities held by such persons to be redeemed.

Reinvestment Rate:	“Reinvestment Rate” means 0.30% plus the yield under the heading “Week Ending” published in the most recent Statistical Release (as defined in the Prospectus) under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

Sinking Fund Requirements:	None

Listing:	None

Delayed Contracts:	Not authorized

Restrictive Covenants:	The covenants set forth in the Indenture, dated as of October 1, 1994, between ERP and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.) (as successor in trust to J.P. Morgan Trust Company, National Association, as successor in trust to Bank One Trust Company, NA, as successor to The First National Bank of Chicago) (the “Trustee”), as amended by the First Supplemental Indenture, dated as of September 9, 2004, between ERP and the Trustee, by the Second Supplemental Indenture, dated as of August 23, 2006, between ERP and the Trustee, and by the Third Supplemental Indenture, dated as of June 4, 2007, between ERP and the Trustee (as so amended and as may be further amended and supplemented from time to time, the “Indenture”).

Settlement Date, Time and Place:	Delivery of documents on July 15, 2010, at 10:00 a.m. New York City time at the offices of Hogan Lovells US LLP, 555 Thirteenth Street, N.W., Washington, D.C. 20004; delivery of funds on July 15, 2010, in accordance with DTC procedures for the Underwritten Securities

All the provisions contained in the document attached as Annex A hereto entitled “ERP Operating Limited Partnership—Debt Securities—Standard Underwriting Provisions” dated July 12, 2010 (the “Standard Underwriting Provisions”) are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

For purposes of this transaction, the term “Time of Sale” as used in the Standard Underwriting Provisions and this Terms Agreement shall mean 3:30 p.m. on the date hereof.

The Time of Sale Information for this transaction shall constitute the following: (1) any scheduled Issuer Free Writing Prospectuses attached as Annex B hereto, (2) the Preliminary Prospectus Supplement dated July 12, 2010, together with the Base Prospectus and (3) any filing under the 1934 Act which is deemed incorporated by reference in the Registration Statement, the Preliminary Prospectus Supplement or the Base Prospectus.

This Agreement supersedes all prior agreements and understandings (whether written or oral) between ERP and the several Underwriters, or any of them, with respect to the offer and sale of the Underwritten Securities.

[SIGNATURE PAGE APPEARS NEXT]

Please accept this offer no later than 6:00 p.m. (New York City time) on July 12, 2010, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ John Wieker
Name: John Wieker
Title: Vice President

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Jared D. Birnbaum
Name: Jared D. Birnbaum
Title: Director

By:	/s/ Richard Dalton
Name: Richard Dalton
Title: Director

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Yurij Slyz
Name: Yurij Slyz
Title: Executive Director

Acting on behalf of themselves and the other named Underwriters

Accepted:

ERP OPERATING LIMITED PARTNERSHIP

By:	EQUITY RESIDENTIAL, not individually but as General Partner

	By:	/s/ Mark J. Parrell
Name: Mark J. Parrell
Title: Executive Vice President and Chief Financial Officer

Annex A

ERP Operating Limited Partnership

Debt Securities

Standard Underwriting Provisions

Annex B

Issuer Free Writing Prospectus

PRICING TERM SHEET

4.750% Notes due July 15, 2020

Issuer:	ERP Operating Limited Partnership

Security:	4.750% Notes due July 15, 2020

Anticipated Ratings:	Baa1 by Moody’s Investors Service, Inc. BBB+ by Standard & Poor’s Ratings Services A- by Fitch Ratings Services

Principal Amount Offered:	$600,000,000

Issue Date:	July 12, 2010

Settlement Date:	July 15, 2010 (T+3)

Maturity Date:	July 15, 2020

Coupon:	4.750%

Interest Payment Dates:	Payable semiannually on June 15 and December 15, commencing December 15, 2010

Price to Public:	99.237%

Benchmark Treasury:	3.500% due May 15, 2020

Benchmark Treasury Yield:	3.048%

Spread to Benchmark Treasury:	+180 bp

Re-Offer Yield:	4.848%

Make-Whole Call:	Treasury rate plus 30 basis points

Optional Redemption:	Issuer may redeem at any time in whole or, from time to time in part, at a redemption price equal to the sum of (i) the principal amount being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as described in the Prospectus), if any; provided, that if the notes are redeemed on or after April 15, 2020, the redemption price will not include the Make-Whole Amount.

Net Proceeds:	$591,522,000

Day Count Convention:	30/360

Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	26884A AY9 / US26884AAY91

Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Morgan Stanley & Co. Incorporated

Co-Managers:	BNY Mellon Capital Markets, LLC Mitsubishi UFJ Securities (USA), Inc. SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc. Morgan Keegan & Company, Inc. RBS Securities, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407, by calling Deutsche Bank Securities Inc. toll free at 800-503-4611, or by calling Morgan Stanley & Co. Incorporated toll free at 866-718-1649.

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